FORM 4

[X]  Check this box if no                  ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16. Form 4 or
     Form 5 obligations may                 OMB Number                3235-0287
     continue. See Instruction 1(b).         Expires:         September 30, 1998
                                            Estimated average burden
                                            hours per response .............0.5
                                           ------------------------------------


                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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 1. Name and address of Reporting Person

                           Pacific USA Holdings Corp.
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     (Last)                          (First)                         (MI)

                        5999 Summerside Drive, Suite 112
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                                    (Street)

      Dallas                         Texas                        75252
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     (City)                         (State)                       (Zip)


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 2. Issuer Name and Ticker or Trading Symbol

                          Monaco Finance, Inc.; MONFA
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 3. IRS or Social Security Number
    of Reporting Person (Voluntary)                     75-2255876
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 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
        February 1997                  |
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 6. Relationship of Reporting Person to Issuer (Check all applicable)

        [   ]  Director                     [ X ]  10% Owner

        [   ]  Officer                      [   ]  Other (specify below)
               (give title below)


        ----------------------------------   ---------------------------------

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TABLE I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
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
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             |  2. Transaction Date      | 3. Transaction Code     | 4. Security Acquired (A) or Disposed
   (Instr. 3)                    |     (Month/Day/Year)      |    (Instr. 8)           |    of (D) (Instr. 3, 4 & 5)
                                 |                           |                         |
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                                 |                           |     Code    |     V     |      Amount    | (A) or  |     Price
                                 |                           |             |           |                | (D)     |
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                                 |                           |             |           |                |         |
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                                 |                           |             |           |                |         |
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                                 |                           |             |           |                |         |
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                                 |                           |             |           |                |         |
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                                 |                           |             |           |                |         |
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                                 |                           |             |           |                |         |
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                                 |                           |             |           |                |         |
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                                 |                           |             |           |                |         |
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                                 |                           |             |           |                |         |
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                                 |                           |             |           |                |         |
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                                 |                           |             |           |                |         |
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                                 |                           |             |           |                |         |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                    |    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
                                 |    End of Month           |    Indirect (I)         |
                                 |    (Instr. 3 and 4)       |    (Instr. 4)           |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
===================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                            Page 1 of 3(Over)
                                                              SEC 1474 (7-96)

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TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  |  2. Conversion or         | 3. Transaction Date     | 4. Transaction | 5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    (Month/Day/Year)     |    Code (Instr.|    Securities Acquired
                                 |     Derivative Security   |                         |    8)          |    (A) or Disposed of
                                 |                           |                         |                |    (D) (Instr. 3, 4 & 5)
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                                 |                           |                         |  Code  |   V   |     (A)     |    (D)
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Option (Right to Buy)            | $4.00/sh                  |  2/6/97                 |  J     |       |             | 830,000
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Warrant (Right to Buy)           | $4.50/sh                  |  2/6/97                 |  J     |       |             | 2,500,000
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Warrant (Right to Buy)           | $5.00/sh                  |  2/6/97                 |  J     |       |             | 1,500,000
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Warrant (Right to Buy)           | $6.00/sh                  |  2/6/97                 |  J     |       |             | 1,000,000
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Warrant (Right to Buy)           | $7.00/sh                  |  2/6/97                 |  J     |       |             | 1,000,000
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Contractual Right to Buy         | $3.25/sh                  |  2/6/97                 |  J     |       |             | 3,800,000
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 & 4)         |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
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                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
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Option (Right to Buy)            | 1,4           | 2            | Class B Common |   830,000           |  4
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Warrant (Right to Buy)           | 1             | 3            | Class A Common |   2,500,000         |  4
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Warrant (Right to Buy)           | 1             | 3            | Class A Common |   1,500,000         |  4
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Warrant (Right to Buy)           | 1             | 3            | Class A Common |   1,000,000         |  4
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Warrant (Right to Buy)           | 1             | 3            | Class A Common |   1,000,000         |  4
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Contractual Right to Buy         | 4             | 4            | Class A Common |   3,800,000         |  4
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 9. Number of Derivative      | 10. Ownership Form of Derivative     | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned at End of Month     |     Indirect (I) (Instr. 4)          |     (Instr. 4)
                                 |    (Instr. 4)                |                                      |
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Option (Right to Buy)            | 0                            |                                      |
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Warrant (Right to Buy)           | 0                            |                                      |
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Warrant (Right to Buy)           | 0                            |                                      |
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Warrant (Right to Buy)           | 0                            |                                      |
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Warrant (Right to Buy)           | 0                            |                                      |
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Contractual Right to Buy         | 0                            |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
===================================================================================================================================

Explanation of Responses:

1. Exercisable the date of the closing of the transactions contemplated by the Securities Purchase Agreement dated 10/29/96 between Pacific USA Holdings Corp. and Monaco Finance, Inc. (the "Closing Date").
2. Third anniversary of the Closing Date.
3. Fifth anniversary of the Closing Date.
4. See attached supplement.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

PACIFIC USA HOLDINGS CORP.

By: /s/  Bill C. Bradley                                       March 5, 1997
   ------------------------------------                    -------------------
     **Signature of Reporting Person                              Date



   ------------------------------------

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                                                   Page 2 of 3
                                                                SEC 1474 (7-96)

                              SUPPLEMENT TO FORM 4


Name of Reporting Person                Issue Name and Ticker or Trading System

Pacific USA Holdings Corp.                          Monaco Finance, Inc.; MONFA


         Under a Securities Purchase Agreement dated October 29, 1996 (the "Securities Purchase Agreement"), Pacific agreed to acquire 3,800,000 newly-issued shares of Class A common stock of Monaco. In addition, pursuant to a Warrant (the "Warrant") issued to Pacific by Monaco on October 29, 1996, Pacific had the right to purchase an additional 6,000,000 newly-issued shares of Class A common stock. Moreover, Pacific entered into a Shareholder Option Agreement ("Option Agreement") dated October 29, 1996 with Morris Ginsburg, Sandler Family Partners, Ltd., and Irwin Sandler, significant shareholders of Monaco's Class B common stock (the "Significant Shareholders"), pursuant to which Pacific obtained the right to purchase 830,000 of the Class B common stock of Monaco owned by such Significant Shareholders and such Significant Shareholders also were given the right to "put" their Class B common stock to Pacific.

         On February 6, 1997, Pacific and Monaco entered into a Termination Agreement which effected a termination of the Securities Purchase Agreement, the Warrant and the Option Agreement. As a result of the Termination Agreement, Pacific no longer has the obligation or right to acquire any shares of Monaco's class A common stock or Class B common stock.


                                                                   Page 3 of 3